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                                                                   EXHIBIT 10.25

                                                             [LOGO APPEARS HERE]

December 19, 2000   Revised

Allen Snyder
17660 Saddlewood Rd
Monument, CO 80132

Dear Allen:

I am delighted to make you this offer to join Openwave Systems Inc. Each person at Openwave will help shape our values and direction; each person will add his or her unique strengths and perspectives.

The offer is for you to join us as Senior Vice President, Customer Advocacy, reporting to Don Listwin. Your monthly salary will be $18,333.33 per month or $220,000.00 on an annualized basis, and your on target earnings will be $380,000.00 on an annualized basis with the bonus component based upon your performance in achieving defined objectives in your position as Senior Vice President, Customer Advocacy. You will also receive a $150,000.00 sign on bonus. Should your employment with Openwave terminate for any reason, within your first twelve months of employment, you agree to pay back the bonus on a pro-rated basis, with pro-ration based upon the number of months of your service with the Company. As an employee, you are also eligible to receive our standard employee benefits.

Subject to the approval of the CEO or Board of Directors of Openwave you will be granted an option to purchase 300,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the date of grant. The vesting commencement date and the date of grant will be the same. The shares will vest over four years with a one year cliff, meaning that one fourth of your shares will be vested one year from your vesting commencement date and the remaining shares will vest monthly thereafter. Vesting will, of course, depend on your continued employment with Openwave.

Subject to the approval of the CEO or Board of Directors, you will also be granted an additional option to purchase 50,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the date of grant. The vesting commencement date and the date of grant will be the same. These shares are 100% vested after nine months based upon the completion of mutually agreed initial deliverables. Vesting will, of course, depend on your continued employment with Openwave.

You should be aware that your employment with Openwave is for no specified period and constitutes "at will" employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Openwave is free to conclude its employment relationship with you at any time, with or without cause. Should your employment be terminated except "for cause" during the first 24 months of employment, you will be eligible to receive a severance package equal to 12 months of target pay and benefits, excluding the further vesting of option. After 24 months of employment, this severance package will be equal to six months of target pay and benefits again excluding the further vesting of options.

     "Cause" shall mean (i) gross negligence or willful misconduct in the performance of the Employee's duties to the Company; (ii) repeated unexplained or unjustified absence from the Company; (iii) a material and willful violation of any federal or state law; (iv) refusal or failure to act in accordance with any specific direction or order of the Company; (v) commission of any act of fraud with respect to the Company; or (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined by the Board of Directors of the Company.

You will be offered to sign a "double trigger" agreement, which calls for accelerated vesting of our stock if you are terminated within an 18-month period after the Company is acquired.
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                                                             [LOGO APPEARS HERE]

You are invited to attend Day One Orientation on your first day of work during which you will learn more about Openwave's business, culture and benefits. Orientation will be held from 9:00AM to 11:00AM in the Multi-Purpose Room at 101 Saginaw. For purposes of Federal Immigration Law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Upon joining Openwave you will be required to sign a confidentiality and invention agreement in which you will be asked to protect the company's confidential information and to assign to the company any inventions produced in the course of your work.

Please review these terms to make sure they are consistent with your understanding. If so, please send the original signed offer letter in the provided envelope to Riley Palmer or fax to 650-503-2900 no later than Thursday December 21, 2000.

Your acceptance of this offer represents a unique opportunity for Openwave both to grow and to succeed. I want to thank you for the commitment you have made to our common vision and look forward to working with you.

                                        Accepted by:


-------------------------               ---------------------------
Don Listwin                             Allen Snyder
President and CEO                       Start date:
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